Exhibit 99.1

AptarGroup Posts Record Fourth Quarter and Annual Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Feb. 7, 2008-- AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual results.

Highlights

  Fourth quarter sales rose 15% pushing annual sales to an all-time high $1.9 billion
  Fourth quarter earnings per share before discontinued operations increased 24% to $.47
  Income from discontinued operations accounted for an additional $.03 per share
  Sales and profits increased across each business segment
  Repurchased 473,000 shares in the quarter and over 2 million shares for the year

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2007, sales increased 15% to a record $483.8 million from $422.4 million in the fourth quarter of 2006. Continued increased demand for AptarGroup’s innovative dispensing systems drove sales growth by 6% and changes in exchange rates contributed approximately 9%.

Commenting on the quarter, Peter Pfeiffer, President and Chief Executive Officer, said, “I am happy to report that our record fourth quarter added to an already exceptional year-to-date performance and we completed the strongest year in the history of our company. Our three business segments, Beauty & Home, Closures, and Pharma, each contributed to our growth despite some softness in the U.S. personal care market. The overall positive fourth quarter performance is noteworthy when we consider that last year’s results were also quite strong.”

Fourth Quarter Segment Sales Analysis
(Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	6%	4%	8%	6%
Currency Effects	9%	7%	11%	9%
Total Growth	15%	11%	19%	15%

Pfeiffer added, “While the competitive environment remained challenging, and we continued to face rising material and other costs in the fourth quarter, increased product sales and cost containment efforts allowed operating income to reach a record level of $49.2 million. Beauty & Home segment income increased 22% to $21.4 million, Closures segment income increased 8% to $10.2 million, and Pharma segment income increased 25% to $27.7 million. Also in the quarter, we sold our Australian operation to an Australian-based company. This operation was not significant to our consolidated results. We will continue to serve our customers in this region by selling our products through this company while allowing the new management to grow the business with local support and resources. The gain on this sale, net of tax, was approximately $2.2 million or $.03 per share.” Diluted earnings per share from continuing operations increased 24% to $.47 per share compared to $.38 per share in the prior year. Additionally, AptarGroup spent $19.6 million to repurchase approximately 473,000 shares of its common stock in the quarter.

ANNUAL RESULTS

Commenting on AptarGroup’s full year performance, Pfeiffer said, “Each of our business segments enjoyed solid sales growth during the year enabling us to achieve our 42nd consecutive year of sales growth. We reported record sales of $1.9 billion, up 18% from $1.6 billion in 2006. Increased product sales accounted for 10% of our sales growth, acquisitions added 1% and changes in exchange rates added 7%. Also, increased profits across each of our business segments drove consolidated operating income to a record $210.7 million up from $161.6 million a year ago. Production efficiencies and cost containment efforts more than offset higher material costs and a challenging competitive price environment.”

Diluted earnings per share from continuing operations rose 36% to a record level of $1.95 per share, up from $1.43 per share a year ago. AptarGroup spent $76.4 million to repurchase approximately 2 million shares of common stock in 2007, leaving approximately 2 million shares authorized for repurchase at the end of the year. Also during the year, AptarGroup paid $34.4 million in dividends to stockholders, or $.50 per share.

OUTLOOK

Pfeiffer commented, “We are cautiously optimistic about the coming quarter. While there is some uncertainty regarding the economic outlook in the U.S., we are well positioned to withstand slowness in one particular region because of our broad geographic presence and the diverse end-markets that we serve. We expect continuing demand for our convenient dispensing systems will result in sales improvements across each of our business segments in the first quarter of 2008. We are still in a competitive environment and face rising costs, but we are committed to passing these cost increases along in our selling prices where possible. The ongoing dedication by our talented employees and our long-term strategy to be the innovation leader in our field have served us well in the past and should do so in the future. We estimate that diluted earnings per share for the first quarter of 2008 will be in the range of $.46 to $.49 per share compared to $.41 per share in the prior year.”

OPEN CONFERENCE CALL

There will be a conference call on Friday February 8, 2008 at 8:00 a.m. CST to discuss the Company’s fourth quarter and annual results for 2007. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$ 483,758	$ 422,387	$ 1,892,167	$ 1,601,385
Cost of Sales (exclusive of depreciation
shown below)	334,480	289,448	1,283,773	1,086,269
Selling, Research & Development and
Administrative	68,893	61,044	274,196	238,907
Depreciation and Other Amortization	31,220	31,103	123,466	114,606
Operating Income	49,165	40,792	210,732	161,603
Other Income/(Expense):
Interest Expense	(5,157)	(4,799)	(19,492)	(16,985)
Interest Income	3,318	1,461	8,918	4,214
Equity in Results of Affiliates	57	86	483	506
Minority Interests	37	14	33	(80)
Miscellaneous, net	834	202	(679)	(952)
Income from Continuing Operations
before Income Taxes	48,254	37,756	199,995	148,306
Provision for Income Taxes	14,690	10,581	60,488	45,410
Income from Continuing Operations	33,564	27,175	139,507	102,896
Income from Discontinued Operations, Net of Tax	2,232	0	2,232	0
Net Income	$ 35,796	$ 27,175	$ 141,739	$ 102,896

Net Income per Share - Basic (a)
Continuing Operations	$ 0.49	$ 0.39	$ 2.03	$ 1.48
Discontinued Operations	0.03	0	0.03	0
	$ 0.52	$ 0.39	$ 2.06	$ 1.48

Net Income per Share - Diluted (a)
Continuing Operations	$ 0.47	$ 0.38	$ 1.95	$ 1.43
Discontinued Operations	0.03	0	0.03	0
	$ 0.50	$ 0.38	$ 1.98	$ 1.43

Average Number of Shares – Basic (a)	68,376	69,060	68,769	69,654
Average Number of Shares - Diluted (a)	70,983	70,854	71,523	71,744

Notes to Condensed Consolidated Financial Statements:
(a) - Previously reported Net Income per Share and Average Number of Shares have been restated to reflect the two-for-one stock split on May 9, 2007.
APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS

Cash and Equivalents	$ 313,739	$ 170,576
Receivables, net	360,736	320,969
Inventories	272,556	226,455
Other Current Assets	56,414	44,820
Total Current Assets	1,003,445	762,820
Net Property, Plant and Equipment	656,508	591,077
Goodwill, net	222,668	207,882
Other Assets	29,329	30,233
Total Assets	$ 1,911,950	$ 1,592,012

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$ 216,158	$ 127,424
Accounts Payable and Accrued Liabilities	349,031	272,761
Total Current Liabilities	565,189	400,185
Long-Term Obligations	146,711	168,877
Deferred Liabilities	81,032	76,550
Total Liabilities	792,932	645,612
Stockholders' Equity	1,119,018	946,400
Total Liabilities and Stockholders' Equity	$ 1,911,950	$ 1,592,012
APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006
NET SALES

Beauty & Home	$ 254,461	$ 221,802	$ 1,005,218	$ 837,093
Closures	124,968	112,465	493,000	441,203
Pharma	104,251	87,896	393,868	322,603
Other	78	224	81	486
Total Net Sales	$ 483,758	$ 422,387	$ 1,892,167	$ 1,601,385

SEGMENT INCOME (1)

Beauty & Home	$ 21,417	$ 17,524	$ 99,553	$ 72,396
Closures	10,198	9,483	50,036	44,031
Pharma	27,716	22,199	106,161	80,841
Corporate Expenses and Other	(9,238)	(8,112)	(45,181)	(36,191)
Total Income from Continuing Operations before Interest and Taxes	$ 50,093	$ 41,094	$ 210,569	$ 161,077
Less: Interest Expense, Net	1,839	3,338	10,574	12,771
Income from Continuing Operations before Income Taxes	$ 48,254	$ 37,756	$ 199,995	$ 148,306

SEGMENT INCOME %
Beauty & Home	8.4%	7.9%	9.9%	8.6%
Closures	8.2%	8.4%	10.1%	10.0%
Pharma	26.6%	25.3%	27.0%	25.1%

Income from Continuing Operations before Interest and Taxes	10.4%	9.7%	11.1%	10.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge
815-477-0424